Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2023 FOURTH QUARTER

AND FULL YEAR RESULTS

--Fourth Quarter Comps Increased 5%--

-- Fourth Quarter E-Commerce Sales Increased 15%--

--Johnston & Murphy and Schuh Achieve Record Sales in FY23—

NASHVILLE, Tenn., March 9, 2023 --- Genesco Inc. (NYSE: GCO) today reported fourth quarter and full fiscal year results for the three and twelve months ended January 28, 2023.

Fourth Quarter Fiscal 2023 Financial Summary

•
Net sales of $725 million were essentially flat with last year and increased 7% over Q4FY20
•
Excluding the impact of lower exchange rates, net sales increased 2% for Q4FY23 compared to Q4FY22
•
Comps up 5%, with stores up 1% and direct up 21%
•
E-commerce sales up 15% compared to Q4FY22 and up 57% compared to Q4FY20
•
E-commerce sales represented 25% of retail sales compared to 22% last year and increased from 17% of retail sales in Q4FY20
•
GAAP EPS from continuing operations was $3.23 vs. $4.41 last year and $2.49 in Q4FY20
•
Non-GAAP EPS from continuing operations was $3.061 vs. $3.48 last year and $3.09 in Q4FY20

Fiscal 2023 Financial Summary

•
Net sales of $2.4 billion decreased 2% compared to last year but increased 9% over FY20
•
Excluding the impact of lower exchange rates, net sales increased 1% for FY23 compared to FY22
•
E-commerce sales down 5% compared to FY22 but up 67% compared to FY20
•
E-commerce sales represented 20% of retail sales, down from 21% compared to last year but an increase from 13% of retail sales in FY20
•
GAAP EPS from continuing operations was $5.69 vs. $7.92 last year and $3.94 in FY20
•
Non-GAAP EPS from continuing operations was $5.591 vs. $7.62 last year and $4.58 in FY20
•
Repurchased $72.7 million of stock during FY23, with $34.1 million remaining on the current authorization

_____________________

1Excludes a charge for asset impairments and expenses related to the Company’s new headquarters building, net of tax effect in the fourth quarter and year of Fiscal 2023, and, additionally, a gain on the termination of the pension plan, net of tax effect for the year of Fiscal 2023 (“Excluded Items”). A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings and earnings per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Mimi E. Vaughn, Genesco board chair, president and chief executive officer, said, “Many areas of our business outperformed in Fiscal 2023 even as new headwinds emerged and the consumer demand environment rapidly changed. Record top-line results at Schuh and Johnston & Murphy helped mitigate some of the pressures that weighed on Journeys following its record sales and operating profit in Fiscal 2022. Our overall performance, which included total quarterly comparable sales improving sequentially through the year, demonstrates the resiliency of our footwear focused strategy and the benefits of our multi-division, multi-channel operating model.

For Fiscal 2024, we have a number of initiatives planned to drive growth as well as more immediate actions to reshape our cost structure to better align with consumer behavior. Given the macroeconomic uncertainty, we believe it is prudent to adopt a cautious view for the current year. That said, we believe that the strong, strategic positioning of our businesses and our experienced teams’ proven ability to successfully execute in both favorable and challenging markets, has the Company on course for delivering increased profitability and greater shareholder value over the longer term.”

Thomas A. George, Genesco chief financial officer, commented, “I am encouraged by the top-line momentum we gained through Fiscal 2023 even as headwinds strengthened, culminating in a 5% increase in fourth quarter total comparable sales. Fiscal 2024 has started slowly as we lap a strong prior year period that was marked by higher levels of consumer discretionary spending, and higher retailer order books. With some additional pressure expected on sales this year, especially in the first half, we are balancing our focus on investing for the future and driving down costs as we expect some of the recent cost pressures to persist in the near-term. We believe we are taking the necessary steps to best serve our customers and our shareholders in this turbulent market. Therefore, we are forecasting adjusted earnings per share for Fiscal 2024 to range between $5.10 and $5.90 with our best current expectation near the midpoint of that range and with a greater percentage of this year’s earnings coming in the second half as compared with Fiscal 2023.

Fourth Quarter Review

Net sales for the fourth quarter of Fiscal 2023 of $725 million were essentially flat compared to $728 million in the fourth quarter of Fiscal 2022 and increased 7% from $678 million in the fourth quarter of Fiscal 2020, prior to the pandemic. The sales decrease compared to last year was driven by foreign exchange pressure in the Schuh business resulting from the strengthening dollar and decreased wholesale sales, partially offset by a 15% increase in e-commerce sales and a total comparable sales increase of 5%. E-commerce sales increased 57% above pre-pandemic levels. Excluding the impact of lower exchange rates, net sales increased 2% for the fourth quarter of Fiscal 2023 compared to the fourth quarter of Fiscal 2022 despite having 15 fewer stores.

Comparable Sales

Comparable Same Store and Direct Sales:	4QFY23	4QFY22
Journeys Group	(1)%	1%
Schuh Group	20%	(2)%
Johnston & Murphy Group	23%	38%
Total Genesco Comparable Sales	5%	3%
Same Store Sales	1%	10%
Comparable Direct Sales	21%	(12)%

Overall sales for the fourth quarter of Fiscal 2023 compared to the fourth quarter of Fiscal 2022 increased 7% at Schuh and 17% at Johnston & Murphy, partially offset by a decrease of 2% at Journeys and a decrease of 34%, or $16 million at Genesco Brands Group. On a constant currency basis, Schuh sales were up 18% for the fourth quarter this year.

Fourth quarter gross margin this year was 46.4%, down 250 basis points compared with 48.9% last year and down 50 basis points compared with Fiscal 2020 at 46.9%. The decrease as a percentage of sales compared to Fiscal 2022 is due primarily to a more normalized promotional environment compared to essentially none last year, in addition to increased freight and warehouse costs this year.

Selling and administrative expense for the fourth quarter this year decreased 50 basis points as a percentage of sales compared with last year and increased 90 basis points compared with the fourth quarter of Fiscal 2020. Adjusted selling and administrative expense for the fourth quarter this year decreased 40 basis points as a percentage of sales compared with last year and increased 130 basis points compared with the fourth quarter of Fiscal 2020. The fourth quarter of Fiscal 2022 included one-time benefits for rent credits and government relief of approximately 70 basis points. Excluding these one-time benefits last year, leverage in performance-based compensation and occupancy expenses more than offset the deleverage from compensation and marketing expenses.

Genesco’s GAAP operating income for the fourth quarter was $49.8 million, or 6.9% of sales this year, compared with $83.4 million, or 11.5% of sales in the fourth quarter last year and $45.3 million, or 6.7% of sales in the fourth quarter of Fiscal 2020. Adjusted for the Excluded Items in all periods, operating income for the fourth quarter was $51.0 million this year compared to $66.4 million last year and $59.3 million in the fourth quarter of Fiscal 2020. Adjusted operating margin was 7.0% of sales in the fourth quarter of Fiscal 2023, 9.1% in the fourth quarter last year and 8.8% in the fourth quarter of Fiscal 2020.

The effective tax rate for the quarter was 19.1% in Fiscal 2023 compared to 24.9% in the fourth quarter last year and 21.0% in the fourth quarter of Fiscal 2020. The adjusted tax rate, reflecting Excluded Items, was 25.2% in Fiscal 2023 compared to 25.3% in the fourth quarter last year and 25.3% in the fourth quarter of Fiscal 2020.

GAAP earnings from continuing operations were $39.2 million in the fourth quarter of Fiscal 2023, compared to $62.2 million in the fourth quarter last year and $35.5 million in the fourth quarter of Fiscal 2020. Adjusted for the Excluded Items in all periods, fourth quarter earnings from continuing operations were $37.1 million, or $3.06 per share, in Fiscal 2023, compared to $49.1 million, or $3.48 per share, in the fourth quarter last year and $44.1 million, or $3.09 per share, in the fourth quarter of Fiscal 2020.

Full Year Review

Net sales for Fiscal 2023 decreased 2% to $2.38 billion from $2.42 billion in Fiscal 2022 but increased 9% from $2.20 billion in Fiscal 2020, prior to the pandemic. The sales decrease compared to last year was mainly driven by foreign exchange pressure in the Schuh business resulting from the strengthening dollar and a decrease in e-commerce sales, partially offset by increased store and wholesale sales. E-commerce sales decreased 5% in Fiscal 2023 compared to Fiscal 2022, but increased 67% above Fiscal 2020 pre-pandemic levels. Comparable direct sales were flat in Fiscal 2023 compared to a 2% decrease in Fiscal 2022. Excluding the impact of lower exchange rates, net sales increased 1% for Fiscal 2023 compared to Fiscal 2022. The Company has not disclosed comparable sales, except for comparable direct sales, for Fiscal 2023 and Fiscal 2022, as it believes that overall sales is a more meaningful metric during these periods due to closed stores and the impact of COVID-19.

Overall sales for Fiscal 2023 compared to Fiscal 2022 increased 2% at Schuh and 24% at Johnston & Murphy, partially offset by a decrease of 6% at Journeys and a decrease of 8% at Genesco Brands Group. On a constant currency basis, Schuh sales were up 15% for Fiscal 2023.

Gross margin for Fiscal 2023 was 47.6%, down 120 basis points compared with 48.8% last year and down 80 basis points compared with Fiscal 2020 at 48.4%. The decrease as a percentage of sales compared to Fiscal 2022 is due primarily to a more normalized promotional environment in the Journeys business and increased freight and logistics costs in the Johnston & Murphy and Genesco Brands Group businesses.

Selling and administrative expense for Fiscal 2023 increased 100 basis points as a percentage of sales compared with last year and decreased 30 basis points compared with Fiscal 2020. Adjusted selling and administrative expense as a percentage of sales for Fiscal 2023 was 43.6%, up 110 basis points, compared to 42.5% last year and decreased 30 basis points compared to 43.9% in Fiscal 2020. Fiscal 2022 included one-time benefits for rent credits and government relief of approximately 130 basis points. Excluding these one-time benefits last year, deleverage in selling salaries, marketing expenses and compensation expenses more than offset the leverage in performance-based compensation and occupancy expenses.

Genesco’s GAAP operating income for Fiscal 2023 was $93.2 million, or 3.9% of sales, compared to $155.6 million, or 6.4% of sales last year and $83.3 million, or 3.8% of sales for Fiscal 2020. Adjusted for the Excluded Items in all periods, operating income was $96.8 million this year compared to $151.5 million last year and operating income of $99.2 million in Fiscal 2020. Adjusted operating margin was 4.1% of sales in Fiscal 2023 and 6.3% of sales last year and 4.5% in Fiscal 2020.

The effective tax rate was 19.8% in Fiscal 2023 compared to 24.9% last year and 25.1% in Fiscal 2020. The adjusted tax rate, reflecting Excluded Items, was 24.0% in Fiscal 2023 compared to 25.8% last year and 26.9% in Fiscal 2020. The lower adjusted tax rate for Fiscal 2023 as compared to Fiscal 2022 reflects a reduction in the effective tax rate the Company expects for jurisdictions in which it is profitable.

GAAP earnings from continuing operations were $72.2 million in Fiscal 2023, compared to $114.9 million last year and $61.8 million in Fiscal 2020. Adjusted for the Excluded Items in all periods, earnings from continuing operations were $71.1 million, or $5.59 per share, in Fiscal 2023, compared to $110.6 million, or $7.62 per share, last year and $71.8 million, or $4.58 per share, in Fiscal 2020.

Cash, Borrowings and Inventory

Cash as of January 28, 2023 was $48.0 million, compared with $320.5 million as of January 29, 2022. Total debt at the end of the fourth quarter of Fiscal 2023 was $44.9 million compared with $15.7 million at the end of last year’s fourth quarter. During the past 12 months, our strong cash balances enabled us to reinvest in our business for growth by replenishing about $195 million of net inventory and returning capital to shareholders with approximately $73 million of share repurchases. Inventories increased 65% in the fourth quarter of Fiscal 2023 on a year-over-year basis, as outsized stimulus demand and supply chain limitations resulted in unusually low inventory last year. Inventories increased 25% this year when compared to the fourth quarter of Fiscal 2020, prior to the pandemic.

Capital Expenditures and Store Activity

For the fourth quarter, capital expenditures were $20 million, related primarily to retail stores and digital and omnichannel initiatives. Depreciation and amortization was $11 million. For Fiscal 2023, capital expenditures were $50 million and depreciation and amortization was $41 million not including $8 million of net capital for our corporate headquarters and related depreciation. During the quarter, the Company opened 17 stores and closed eleven stores. The Company ended the quarter with 1,410 stores compared with 1,425 stores at the end of the fourth quarter last year, or a decrease of 1%. Square footage was flat on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the fourth quarter of Fiscal 2023. The Company repurchased 1,380,272 shares, or 10% of common shares outstanding, during Fiscal 2023 at a cost of $72.7 million or an average of $52.66 per share. The Company currently has $34.1 million remaining on its expanded share repurchase authorization announced in February 2022.

Fiscal 2024 Outlook

For Fiscal 2024, the Company expects:

•
Sales to be flat to up 2%, or down 1% to up 1%, excluding the 53rd week this year, compared to FY23
•
Adjusted diluted earnings per share from continuing operations in the range of $5.10 to $5.90, with an expectation that earnings per share for the year will be near the mid-point of the range.2
•
Guidance assumes no further share repurchases and a tax rate of 26%

Please refer to the Q4FY23 conference call and Q4FY23 Summary Results presentation for details regarding guidance assumptions.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of fourth quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on March 9, 2023, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, stores openings and closures, ESG progress and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “believe,” “anticipate,” “optimistic” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores.

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Differences from expectations could also result from stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; our ability to meet our sustainability, stewardship, emission and diversity, equity and inclusion related ESG projections, goals and commitments; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations and environmental matters involving the Company.

Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer and branded company, sells footwear and accessories in more than 1,400 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.schuh.ie, www.schuh.eu, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. Genesco is committed to progress in its diversity, equity and inclusion efforts, and the Company's environmental, social and governance stewardship. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact Genesco Media Contact

Thomas A. George Claire S. McCall

(615) 367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com

Darryl MacQuarrie

(615) 367-7672

dmacquarrie@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 4		Quarter 4
	January 28, 2023	% of Net Sales	January 29, 2022	% of Net Sales
Net sales	$725,020	100.0%	$727,660	100.0%
Cost of sales	388,395	53.6%	371,909	51.1%
Gross margin	336,625	46.4%	355,751	48.9%
Selling and administrative expenses	285,776	39.4%	290,478	39.9%
Asset impairments and other, net	1,009	0.1%	(18,110)	-2.5%
Operating income	49,840	6.9%	83,383	11.5%
Other components of net periodic benefit cost	50	0.0%	56	0.0%
Interest expense, net	1,312	0.2%	517	0.1%
Earnings from continuing operations before income taxes	48,478	6.7%	82,810	11.4%
Income tax expense	9,280	1.3%	20,612	2.8%
Earnings from continuing operations	39,198	5.4%	62,198	8.5%
Loss from discontinued operations, net of tax	(249)	0.0%	(58)	0.0%
Net Earnings	$38,949	5.4%	$62,140	8.5%
Basic earnings per share:
Before discontinued operations	$3.29		$4.53
Net earnings	$3.27		$4.52
Diluted earnings per share:
Before discontinued operations	$3.23		$4.41
Net earnings	$3.21		$4.41
Weighted-average shares outstanding:
Basic	11,914		13,738
Diluted	12,124		14,106

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Fiscal Year Ended		Fiscal Year Ended
	January 28, 2023	% of Net Sales	January 29, 2022	% of Net Sales
Net sales	$2,384,888	100.0%	$2,422,084	100.0%
Cost of sales	1,248,698	52.4%	1,240,948	51.2%
Gross margin	1,136,190	47.6%	1,181,136	48.8%
Selling and administrative expenses	1,042,094	43.7%	1,033,625	42.7%
Asset impairments and other, net	855	0.0%	(8,056)	-0.3%
Operating income	93,241	3.9%	155,567	6.4%
Other components of net periodic benefit cost	248	0.0%	128	0.0%
Interest expense, net	2,920	0.1%	2,448	0.1%
Earnings from continuing operations before income taxes	90,073	3.8%	152,991	6.3%
Income tax expense	17,831	0.7%	38,044	1.6%
Earnings from continuing operations	72,242	3.0%	114,947	4.7%
Loss from discontinued operations, net of tax	(327)	0.0%	(97)	0.0%
Net Earnings	$71,915	3.0%	$114,850	4.7%
Basic earnings per share:
Before discontinued operations	$5.80		$8.11
Net earnings	$5.77		$8.11
Diluted earnings per share:
Before discontinued operations	$5.69		$7.92
Net earnings	$5.66		$7.92
Weighted-average shares outstanding:
Basic	12,457		14,170
Diluted	12,707		14,509

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 4		Quarter 4
	January 28, 2023	% of Net Sales	January 29, 2022	% of Net Sales
Sales:
Journeys Group	$465,807	64.2%	$473,725	65.1%
Schuh Group	137,516	19.0%	128,979	17.7%
Johnston & Murphy Group	89,311	12.3%	76,099	10.5%
Genesco Brands Group	32,386	4.5%	48,857	6.7%
Net Sales	$725,020	100.0%	$727,660	100.0%
Operating income (loss):
Journeys Group	$43,169	9.3%	$58,441	12.3%
Schuh Group	12,341	9.0%	9,780	7.6%
Johnston & Murphy Group	7,108	8.0%	4,617	6.1%
Genesco Brands Group	(3,229)	-10.0%	3,163	6.5%
Corporate and Other(1)	(9,549)	-1.3%	7,382	1.0%
Operating income	49,840	6.9%	83,383	11.5%
Other components of net periodic benefit cost	50	0.0%	56	0.0%
Interest, net	1,312	0.2%	517	0.1%
Earnings from continuing operations before income taxes	48,478	6.7%	82,810	11.4%
Income tax expense	9,280	1.3%	20,612	2.8%
Earnings from continuing operations	39,198	5.4%	62,198	8.5%
Loss from discontinued operations, net of tax	(249)	0.0%	(58)	0.0%
Net Earnings	$38,949	5.4%	$62,140	8.5%

(1)
Includes a $1.0 million charge in the fourth quarter of Fiscal 2023 for asset impairments. Includes an $18.1 million gain in the fourth quarter of Fiscal 2022 for the sale of a distribution warehouse.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Fiscal Year Ended		Fiscal Year Ended
	January 28, 2023	% of Net Sales	January 29, 2022	% of Net Sales
Sales:
Journeys Group	$1,482,203	62.1%	$1,576,475	65.1%
Schuh Group	432,002	18.1%	423,560	17.5%
Johnston & Murphy Group	314,759	13.2%	252,855	10.4%
Genesco Brands Group	155,924	6.5%	169,194	7.0%
Net Sales	$2,384,888	100.0%	$2,422,084	100.0%
Operating income (loss):
Journeys Group	$94,404	6.4%	$165,336	10.5%
Schuh Group	17,601	4.1%	19,257	4.5%
Johnston & Murphy Group	14,364	4.6%	7,029	2.8%
Genesco Brands Group	(678)	-0.4%	6,583	3.9%
Corporate and Other(1)	(32,450)	-1.4%	(42,638)	-1.8%
Operating income	93,241	3.9%	155,567	6.4%
Other components of net periodic benefit cost	248	0.0%	128	0.0%
Interest, net	2,920	0.1%	2,448	0.1%
Earnings from continuing operations before income taxes	90,073	3.8%	152,991	6.3%
Income tax expense	17,831	0.7%	38,044	1.6%
Earnings from continuing operations	72,242	3.0%	114,947	4.7%
Loss from discontinued operations, net of tax	(327)	0.0%	(97)	0.0%
Net Earnings	$71,915	3.0%	$114,850	4.7%

(1)
Includes a $0.9 million charge in Fiscal 2023 which includes $1.6 million for asset impairments, partially offset by a $0.7 million gain on the termination of the pension plan. Includes an $8.1 million gain in Fiscal 2022 which includes an $18.1 million gain on the sale of a distribution warehouse and a $0.6 million insurance gain, partially offset by $8.6 million for professional fees related to the actions of a shareholder activist and $2.0 million for asset impairments.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	January 28, 2023	January 29, 2022
Assets
Cash	$47,990	$320,525
Accounts receivable	40,818	39,509
Inventories	458,017	278,200
Other current assets(1)	25,844	71,564
Total current assets	572,669	709,798
Property and equipment	233,733	216,308
Operating lease right of use assets	470,991	543,789
Goodwill and other intangibles	65,553	68,411
Non-current prepaid income taxes	54,111	—
Other non-current assets	59,369	23,793
Total Assets	$1,456,426	$1,562,099

Liabilities and Equity
Accounts payable	$144,998	$152,484
Current portion operating lease liabilities	134,458	145,088
Other current liabilities	81,327	134,156
Total current liabilities	360,783	431,728
Long-term debt	44,858	15,679
Long-term operating lease liabilities	401,113	471,878
Other long-term liabilities	42,706	40,346
Equity	606,966	602,468
Total Liabilities and Equity	$1,456,426	$1,562,099

(1) Includes prepaid income taxes of $53.4 million at January 29, 2022.

GENESCO INC.

Store Count Activity

	Balance 01/30/21	Open	Close	Balance 01/29/22	Open	Close	Balance 01/28/23
Journeys Group	1,159	5	29	1,135	22	27	1,130
Schuh Group	123	0	0	123	4	5	122
Johnston & Murphy Group	178	1	12	167	2	11	158
Total Retail Stores	1,460	6	41	1,425	28	43	1,410

GENESCO INC.

Store Count Activity

	Balance 10/29/22	Open	Close	Balance 01/28/23
Journeys Group	1,123	14	7	1,130
Schuh Group	122	2	2	122
Johnston & Murphy Group	159	1	2	158
Total Retail Stores	1,404	17	11	1,410

GENESCO INC.

Comparable Sales(1)

	Quarter 4		Fiscal Year Ended
	Jan. 28, 2023	Jan. 29, 2022	Jan. 28, 2023	Jan. 29, 2022
Journeys Group	-1%	1%	NA	NA
Schuh Group	20%	-2%	NA	NA
Johnston & Murphy Group	23%	38%	NA	NA
Total Comparable Sales	5%	3%	NA	NA
Same Store Sales	1%	10%	NA	NA
Comparable Direct Sales	21%	-12%	0%	-2%

(1)
As a result of store closures during Fiscal 2021 and the first quarter of Fiscal 2022 in response to the COVID-19 pandemic and the Company's policy of removing any store closed for seven consecutive days from comparable sales, the Company has not included comparable sales for Fiscal 2023 and Fiscal 2022, except for comparable direct sales, as it felt that overall sales was a more meaningful metric during those periods.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Three Months Ended January 28, 2023, January 29, 2022 and February 1, 2020

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 4			Quarter 4			Quarter 4
	January 28, 2023			January 29, 2022			February 1, 2020
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$39,198	$3.23		$62,198	$4.41		$35,515	$2.49
Asset impairments and other adjustments:
Asset impairment charges	$1,009	729	0.06	$—	6	0.00	$1,258	965	0.07
Fees related to shareholder activist	—	(5)	0.00	(25)	23	0.00	—	—	0.00
Expenses related to new HQ building	112	100	0.01	1,093	794	0.05	—	—	0.00
Gain on sale of warehouse	—	—	0.00	(18,085)	(12,893)	(0.91)	—	—	0.00
Insurance gain	—	—	0.00	—	(3)	0.00	—	—	0.00
Pension settlement	—	—	0.00	—	—	0.00	11,510	8,409	0.59
Gain on lease terminations	—	—	0.00	—	—	0.00	(502)	(366)	(0.03)
Acquisition expenses	—	—	0.00	—	—	0.00	2,474	1,808	0.13
Gain on Hurricane Maria	—	—	0.00	—	—	0.00	(149)	(110)	(0.01)
Gain on sale of Lids building	—	—	0.00	—	—	0.00	(586)	(428)	(0.03)
Total asset impairments and other adjustments	$1,121	824	0.07	$(17,017)	(12,073)	(0.86)	$14,005	10,278	0.72
Income tax expense adjustments:
Other tax items		(2,939)	(0.24)		(998)	(0.07)		(1,719)	(0.12)
Total income tax expense adjustments		(2,939)	(0.24)		(998)	(0.07)		(1,719)	(0.12)
Adjusted earnings from continuing operations (1) and (2)		$37,083	$3.06		$49,127	$3.48		$44,074	$3.09

(1)
The adjusted tax rate for the fourth quarter of Fiscal 2023, 2022 and 2020 is 25.2%, 25.3% and 25.3%, respectively.

(2)
EPS reflects 12.1 million, 14.1 million and 14.3 million share count for the fourth quarter of Fiscal 2023, 2022 and 2020, respectively, which includes common stock equivalents in all periods.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income and Selling and Administrative Expenses

Three Months Ended January 28, 2023, January 29, 2022 and February 1, 2020

	Quarter 4 - January 28, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$43,169	$—	$43,169
Schuh Group	12,341	—	12,341
Johnston & Murphy Group	7,108	—	7,108
Genesco Brands Group	(3,229)	—	(3,229)
Corporate and Other	(9,549)	1,121	(8,428)
Total Operating Income	$49,840	$1,121	$50,961
% of sales	6.9%		7.0%

	Quarter 4 - January 28, 2022
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$58,441	$—	$58,441
Schuh Group	9,780	—	9,780
Johnston & Murphy Group	4,617	—	4,617
Genesco Brands Group	3,163	—	3,163
Corporate and Other	7,382	(17,017)	(9,635)
Total Operating Income	$83,383	$(17,017)	$66,366
% of sales	11.5%		9.1%

	Quarter 4 - February 1, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$55,685	$—	$55,685
Schuh Group	5,679	—	5,679
Johnston & Murphy Group	7,363	—	7,363
Genesco Brands Group	(849)	—	(849)
Corporate and Other	(22,549)	14,005	(8,544)
Total Operating Income	$45,329	$14,005	$59,334
% of sales	6.7%		8.8%

	Quarter 4
In Thousands	January 28, 2023	January 29, 2022	February 1, 2020
Selling and administrative expenses, as reported	$285,776	$290,478	$260,612

Expenses related to new HQ building	(112)	(1,093)	—
Acquisition expenses	—	—	(2,474)
Total adjustments	(112)	(1,093)	(2,474)
Adjusted selling and administrative expenses	285,664	289,385	258,138
% of sales	39.4%	39.8%	38.1%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Fiscal Year Ended January 28, 2023, January 29, 2022 and February 1, 2020

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Fiscal Year Ended			Fiscal Year Ended			Fiscal Year Ended
	January 28, 2023			January 29, 2022			February 1, 2020
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$72,242	$5.69		$114,947	$7.92		$61,757	$3.94
Asset impairments and other adjustments:
Asset impairment charges	$1,550	1,183	0.09	$2,049	1,694	0.12	$3,095	2,261	0.14
Gain on pension termination	(695)	(525)	(0.04)	—	—	0.00	—	—	0.00
Fees related to shareholder activist	—	—	0.00	8,558	6,101	0.42	—	—	0.00
Expenses related to new HQ building	2,657	2,005	0.16	4,004	2,855	0.20	—	—	0.00
Insurance gain	—	—	0.00	(578)	(412)	(0.03)	—	—	0.00
Gain on sale of warehouse	—	—	0.00	(18,085)	(12,893)	(0.89)	—	—	0.00
Pension settlement	—	—	0.00	—	—	0.00	11,510	8,409	0.54
Acquisition expenses	—	—	0.00	—	—	0.00	2,474	1,808	0.12
Gain on sale of Lids building	—	—	0.00	—	—	0.00	(586)	(428)	(0.03)
Gain on lease terminations	—	—	0.00	—	—	0.00	(458)	(335)	(0.02)
Gain on Hurricane Maria	—	—	0.00	—	—	0.00	(187)	(137)	(0.01)
Total asset impairments and other adjustments	$3,512	2,663	0.21	$(4,052)	(2,655)	(0.18)	$15,848	11,578	0.74
Income tax expense adjustments:
Tax impact share based awards		(635)	(0.05)		(1,747)	(0.12)		(54)	0.00
Other tax items		(3,188)	(0.26)		17	—		(1,475)	(0.10)
Total income tax expense adjustments		(3,823)	(0.31)		(1,730)	(0.12)		(1,529)	(0.10)
Adjusted earnings from continuing operations (1) and (2)		$71,082	$5.59		$110,562	$7.62		$71,806	$4.58

(1)
The adjusted tax rate for Fiscal 2023, 2022 and 2020 is 24.0%, 25.8% and 26.9%, respectively.

(2)
EPS reflects 12.7 million, 14.5 million and 15.7 million share count for Fiscal 2023, 2022 and 2020, respectively, which includes common stock equivalents in all periods.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income and Selling and Administrative Expenses

Fiscal Year Ended January 28, 2023, January 29, 2022 and February 1, 2020

	Fiscal Year Ended January 28, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$94,404	$—	$94,404
Schuh Group	17,601	—	17,601
Johnston & Murphy Group	14,364	—	14,364
Genesco Brands Group	(678)	—	(678)
Corporate and Other	(32,450)	3,512	(28,938)
Total Operating Income	$93,241	$3,512	$96,753
% of sales	3.9%		4.1%

	Fiscal Year Ended January 29, 2022
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$165,336	$—	$165,336
Schuh Group	19,257	—	19,257
Johnston & Murphy Group	7,029	—	7,029
Genesco Brands Group	6,583	—	6,583
Corporate and Other	(42,638)	(4,052)	(46,690)
Total Operating Income	$155,567	$(4,052)	$151,515
% of sales	6.4%		6.3%

	Fiscal Year Ended February 1, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$114,945	$—	$114,945
Schuh Group	4,659	—	4,659
Johnston & Murphy Group	17,702	—	17,702
Genesco Brands Group	(698)	—	(698)
Corporate and Other	(53,290)	15,848	(37,442)
Total Operating Income	$83,318	$15,848	$99,166
% of sales	3.8%		4.5%

	Fiscal Year Ended
In Thousands	January 28, 2023	January 29, 2022	February 1, 2020
Selling and administrative expenses, as reported	$1,042,094	$1,033,625	$966,423

Expenses related to new HQ building	(2,657)	(4,004)	—
Acquisition expenses	—	—	(2,474)
Total adjustments	(2,657)	(4,004)	(2,474)
Adjusted selling and administrative expenses	1,039,437	1,029,621	963,949
% of sales	43.6%	42.5%	43.9%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending February 3, 2024

In millions (except per share amounts)	High Guidance Fiscal 2024		Low Guidance Fiscal 2024
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$70.9	$5.82	$60.7	$4.99
Asset impairments and other adjustments:
Asset impairments and other matters	1.0	0.08	1.4	0.11
Total asset impairments and other adjustments (1)	1.0	0.08	1.4	0.11
Adjusted forecasted earnings from continuing operations (2)	$71.9	$5.90	$62.1	$5.10

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2024 is approximately 26%.
(2)
EPS reflects 12.2 million share count for Fiscal 2024 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.